Exhibit 99.1

Ciprico Reports Third Quarter Results

Minneapolis, MN — July 22, 2003 — Ciprico Inc. (NASDAQ:  CPCI), a leading manufacturer and marketer of high-performance storage and system solutions, today announced results for the third quarter and nine-month period ended June 30, 2003.

Sales for the quarter were $8.4 million, a decrease of 7 percent over the third quarter of fiscal 2002, and a 2 percent decrease over the second quarter of fiscal 2003.  Ciprico recorded a net loss for the quarter of $992,000 or $0.21 per share versus a loss of $1.9 million or $0.39 per share for the same period last year.  Total operating expenses decreased $1.1 million or 22 percent from the same period last year.

For the nine months ended June 30, 2003, sales were $25.1 million, an increase of 3 percent over the same period last year.  Ciprico recorded a net loss for the first nine months of fiscal 2003 of $2.4 million or $0.50 per share, as compared with a net loss of $5.4 million or $1.11 per share for the same period in fiscal 2002, which included an income tax benefit of $1.1 million, or $0.23 per share.  Total operating expenses decreased $4.1 million or 26 percent from the same period last year.

Robert H. Kill, Ciprico President and CEO, said, “We were challenged this past quarter in our goals to achieve top line growth and improved bottom line performance. Sales in our military segment did not meet our expectations due to continued delays in program deployments and funding, although were improved over the previous quarter.  We continue to be actively engaged in a number of programs with our new products but the deployment of volume rollout remains difficult to predict.  Our broadcast business was up over last year although we did see softer demand from some of our OEM customers this quarter.

Kill continued, “We remained focused on achieving our goal of break-even operating performance.  Our growth prospects in the broadcast segment remain solid.  While current sales levels in the military have been disappointing, we remain confident of our prospects in this sector.  While short term spending seems to be directed toward war efforts, we continue to advance our new program activity.  Many of these programs involve our new product offerings such as the TALON™, our rugged and removable storage solution, and DiMeda™, our digital media appliance, each of which had new customer shipments this past quarter.”

Thomas S. Wargolet, VP — Finance & CFO added, “We are taking steps to further reduce our operating expenses and stabilize cash flow.  In the fourth quarter, we consolidated a number of sales and marketing positions, including further streamlining of our international operations.  These and other cost reduction efforts are expected to save approximately $2.0 million in annual costs. We expect to record a pre-tax charge in the fourth quarter of approximately $500,000 in connection with these restructuring efforts.  In addition we have taken measures to reduce our use of working capital, primarily through refinements in our inventory areas, and expect our cash levels will remain relatively stable for the remainder of the fiscal year.

“While we have realigned our expenses, we continue to make investments in new product developments that we believe are critical to long-term success.  Given the uncertainties with the timing of spending in our military segment, predicting the timing of new product sales, and the unknown timing of any sustained economic recovery, it remains a challenge to provide specific financial guidance.  Our ability to achieve our goal of break-even operating results will be somewhat dependent on our sales mix and new product traction in the military.”

Kill concluded, “We have made solid progress this year in improving our bottom line performance.  We have taken the necessary actions to further realign our costs given the short-term sales impacts, particularly with our military business.  We expect to improve our profitability through growth in new product sales and some normalized demand within our military segment.  We believe we are well-positioned for continued growth and profitability in our markets.”

The Company will host a conference call on Wednesday, July 23 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-240-4186.  A replay will be available through July 30, 2003 at 800-405-2236, replay code 544422.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the military and government, broadcast and entertainment, and enterprise markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows.  Ciprico is headquartered in Minneapolis, MN.  More information about Ciprico is available at www.ciprico.com.

For Additional Information:

Robert H. Kill President and CEO (763) 551-4000	Thomas S. Wargolet Vice President - Finance and CFO (763) 551-4000

Ciprico Reports Third Quarter Results

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
NET SALES	$8,431	$9,081	$25,114	$24,406
Cost of sales	5,607	6,146	16,238	15,998

GROSS PROFIT	2,824	2,935	8,876	8,408

OPERATING EXPENSES:
Research and development	1,574	2,090	4,606	6,859
Sales and marketing	1,734	2,284	5,110	6,886
General and administrative	613	667	1,891	1,978
Total operating expenses	3,921	5,041	11,607	15,723

LOSS FROM OPERATIONS	(1,097)	(2,106)	(2,731)	(7,315)
Other income, primarily interest	105	213	381	751

LOSS BEFORE INCOME TAXES	(992)	(1,893)	(2,350)	(6,564)
Income tax benefit	—	—	—	(1,130)

NET LOSS	$(992)	$(1,893)	$(2,350)	$(5,434)

Shares used to calculate loss per share:
Basic and diluted	4,647	4,886	4,676	4,908

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.21)	$(0.39)	$(0.50)	$(1.11)

Ciprico Reports Third Quarter Results

SALES INFORMATION

Comparative information on sales by market and geographic location for the period ended     June 30 are shown in the charts below (in millions).

For the quarter ended June 30:

	2003		2002
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$5.7	68%	$5.2	57%
Military & Government	2.5	30	3.7	41
Other	0.2	2	0.2	2
Total	$8.4	100%	$9.1	100%

	2003		2002
Geographic Location	Sales	% of Total	Sales	% of Total
Domestic	$8.1	96%	$8.6	95%
International	0.3	4	0.5	5
Total	$8.4	100%	$9.1	100%

For the nine months ended June 30:

	2003		2002
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$17.0	68%	$12.2	50%
Military & Government	7.7	31	11.2	46
Other	0.4	1	1.0	4
Total	$25.1	100%	$24.4	100%

	2003		2002
Geographic Location	Sales	% of Total	Sales	% of Total
Domestic	$24.0	96%	$22.1	91%
International	1.1	4	2.3	9
Total	$25.1	100%	$24.4	100%

Ciprico Reports Third Quarter Results

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30,	September 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,034	$6,413
Marketable securities and short term investments	13,610	18,071
Accounts receivable, less allowance	5,919	3,590
Inventories, net	4,649	3,145
Income taxes receivable	—	789
Other current assets	382	898
Total current assets	32,594	32,906
Property and equipment, net	2,450	2,608
Marketable securities	—	2,547
Other assets	43	54
	$35,087	$38,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,217	$2,724
Accrued expenses	2,338	2,755
Deferred revenue	313	398
Total current liabilities	5,868	5,877

Shareholders’ equity:
Capital stock	46	48
Additional paid-in capital	34,517	35,188
Retained deficit	(5,316)	(2,966)
Deferred compensation from restricted stock	(28)	(32)
Total shareholders’ equity	29,219	32,238
	$35,087	$38,115

Ciprico Reports Third Quarter Results

CIPRICO INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)	Nine Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(2,350)	$(5,434)
Depreciation and amortization	1,374	1,770
Changes in operating assets and liabilities	(2,506)	308

Net cash flows used in operating activities	(3,482)	(3,356)

Cash flows from investing activities:

Equipment purchases	(1,236)	(1,153)
Purchases of marketable securities	(17,093)	(24,945)
Proceeds from sale or maturity of marketable securities	24,101	29,954

Net cash flows provided by investing activities	5,772	3,856

Cash flows from financing activities:

Repurchase of common stock	(692)	(703)
Proceeds from issuance of common stock	23	137

Net cash flows used in financing activities	(669)	(566)

Net increase (decrease) in cash and cash equivalents	1,621	(66)

Cash and cash equivalents at beginning of period	6,413	6,377

Cash and cash equivalents at end of period	8,034	6,311

Marketable securities, current	13,610	13,505
Marketable securities, non-current	—	5,124

Total cash and marketable securities	$21,644	$24,940

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